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                                                                  Exhibit 10.31

October 31, 2001

Steve Springsteel
21870 Almaden Avenue
Cupertino, CA 95014

Dear Steve:

I am pleased to offer you the position of Executive Vice President and Chief Financial Officer with Sagent Technology, Inc. In this exempt position, you will be responsible for the world wide Financial Operations of Sagent Technology, Inc., reporting directly to our President and CEO, Ben Barnes. Your start date will be November 12, 2001.

Your compensation will consist of salary, bonus, available employee benefit programs and a stock option grant. Your semi-monthly salary will be $9,166.66 annualized to $220,000.00. Your on target earnings will be $330,000.00 based upon a 50% bonus of $110,000.00, with successful achievement of mutually-agreed upon objectives. This bonus will be paid annually and on a pro-rated basis for 2001. You will receive a one-time hire on bonus of $20,000.00 payable in your first regular paycheck. Should you voluntarily leave Sagent prior to 11/12/2002, you will be responsible for the repayment of this bonus in full.

You will receive a stock option grant of 200,000 shares subject to approval by the Stock Option Committee. One quarter of the shares will vest after the first year of employment and the remainder will vest ratably for the remaining 36 months. You will also be eligible to receive an additional 50,000 shares of stock options after six months of employment. This grant will be earned based on meeting mutually agreed upon goals and objectives and will vest ratably over 48 months after the grant date. You will be eligible for the Executive Change in Control policy, a copy of which is attached.

Sagent Technology, Inc. is an "at will" employer, and consequently, employment at Sagent is for no definite period of time and can be terminated at the will of either Sagent or the employee at any time and for any reason, with or without cause.

As an employer based in the United States, Sagent Technology, Inc. is required to verify that its employees are eligible to work in the United States. On your first day of employment, you will be required to certify that you are a citizen or lawful permanent resident or an alien authorized to work in the U.S. Please bring your Employment Eligibility Verification (Form I-9) and acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. If you expect to have any difficulty in producing these documents, please contact our Human Resources Department prior to your employment to discuss alternative suitable documentation.

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You will be required to sign a statement agreeing to hold the company's proprietary information confidential during and after your employment. You will also be required to sign a statement that you have not brought any former employer's proprietary information or any of their clients' proprietary information with you. You will be required to sign an inventions agreement that assigns to the company any patentable inventions that you create through your work with the company.

Please indicate your acceptance of this offer by signing below and faxing back the letter to me before 11/2/01. Our fax number is 650-815-3433. If you have any questions please feel free to call Sherry Horn, your HR Administrator, at 650-815-3291.

All of the members of Sagent Technology, Inc. look forward to working with you and appreciate the talents you bring to your position and the company.

Sincerely,

Anne Crumm
Vice President, Human Resources

Accepted by:

_________________________          ___________________          ________________
Steve Springsteel                  Today's Date                 Start Date

Attach: Executive Change in Control Policy

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                                    ADDENDUM

In light of the recent events that may require Sagent to restate earnings, I agree to the following modifications to my previously executed offer letter:

         1) Sagent will grant you the additional 50,000 stock options at the same time and same price as the base 200,000 stock options; and

         2) You will be entitled to a six (6) month salary severance in the event of a material change of control and a job of similar kind and compensation is no longer available at the acquiring company.

AGREED TO AND ACCEPTED BY:

                                                November 16, 2001
_______________________________              ----------------------------------
Steven Springsteel

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                                                                  Exhibit 10.31

November 16, 2001

Steven R. Springsteel
21870 Almaden Avenue
Cupertino, CA  95014

Dear Steve:

Reference is made to the offer letter agreement between Sagent Technology, Inc. ("Sagent") and you dated October 31, 2001 and executed by you on November 9, 2001 (the "Offer Letter") relating to your employment by Sagent as Executive Vice President and Chief Financial Officer.

In light of recent events that may require Sagent to restate certain previously reported results of operations, we hereby agree to amend the Offer Letter as follows:

         (1) The additional stock option grant of 50,000 shares to which you would have been eligible after six (6) months of employment will be made promptly after the date of execution of this amendment letter (subject to approval by Sagent's Board of Directors); and

         (2) In the event of a "change of control" as defined in the Executive Change in Control Policy attached to the Offer Letter, if a position of similar title, duties, responsibilities and compensation is not available to you with the acquiring or combined company following the change of control, then, in addition to any benefits to which you may be entitled under the Executive Change in Control Policy, you will be entitled to six
              (6) months' severance compensation, calculated at your salary rate on a date prior to the change in control, plus a pro-rata portion of your bonus assuming a 100% performance payout, payable in cash in bi-weekly increments, or otherwise in accordance with the acquiring or combined company's payroll policies over the six-month period following the date of the termination of your employment. You will also receive full health benefits during the 6-month period of severance. The Company will be responsible for the payment of any applicable excise taxes that may be associated with the Executive Change in Control Policy and this addendum.

This letter will, upon its execution by you, amend and supplement the Offer Letter. Except as set forth in this letter, the Offer Letter remains in force in accordance with its terms.

Sincerely,

Ben C. Barnes
President and Chief Executive Officer

Agreed and Accepted:

___________________________________           ______________________
Steven R. Springsteel                         Date